EXHIBIT 15.1
May 12, 2008
Enstar Group Limited
3rd Floor, Windsor Place
18 Queen Street
Hamilton HM JX, Bermuda
Attention: Richard Harris, CFO
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Enstar Group Limited and subsidiaries for the periods ended March 31, 2008, and 2007, as indicated in our report dated May 12, 2008. As indicated in our report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 is incorporated by reference in Registration Statement Nos. 333-149551, 333-148863, 333-148862 and 333-141793 of Enstar Group Limited on Forms S-8.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche
Hamilton, Bermuda